                                                                    EXHIBIT 99.1

PRESS RELEASE
--------------------------------------------------------------------------------

SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS: smith.com

FOR RELEASE

FRIDAY, OCTOBER 17, 2003

CONTACT: MARGARET K. DORMAN
         CHIEF FINANCIAL OFFICER
         (281) 443-3370

                       SMITH INTERNATIONAL, INC. ANNOUNCES
                    77 PERCENT INCREASE IN QUARTERLY EARNINGS

      HOUSTON, Texas (October 17, 2003)... Smith International, Inc. (NYSE: SII) today announced third quarter earnings of $35.0 million, or 35 cents per share, a 77 percent increase over the amounts reported in the prior year period. Quarterly revenues totaled $924.8 million, a 19 percent increase over the prior year quarter, driven by improved activity levels in Western Hemisphere land-based markets, specifically the United States, Canada and Mexico. The reported financial results compare favorably on both a sequential and year-over-year basis. For the third quarter of 2002, the Company reported net earnings of $19.8 million, or 20 cents per share, on revenues of $777.2 million. Net income for the second quarter of 2003 totaled $29.9 million on revenues of $877.7 million, with sequential earnings substantially outpacing the rate of revenue growth.

      The majority of the year-over-year and sequential revenue improvement was reported in the Western Hemisphere markets, which accounted for over 95 percent of the worldwide activity increase in each period. Compared to the second quarter of 2003, consolidated revenues were five percent higher with both the Oilfield and Distribution segments reporting solid growth. Although the majority of the consolidated revenue increase was reported in the Western Hemisphere, activity improvements and new contract awards in the Europe/Africa region, including the Former Soviet Union ("FSU"), West Africa and the North Sea, also contributed to the increase. Compared to the prior year quarter, Oilfield segment revenues increased 23 percent, due to a combination of higher activity levels and a favorable customer and product mix in the Western Hemisphere region. To a lesser extent, the impact of three acquisitions completed within the past year also contributed to the revenue growth. Excluding the effect of acquired operations, consolidated revenues increased approximately 16 percent over the amounts reported in the third quarter of 2002.

      M-I's third quarter revenues totaled $479.7 million, 27 percent above the amounts reported in the prior year period and four percent higher sequentially. Excluding the effect of acquired operations, primarily the Dynea transaction completed in January 2003, revenues were approximately 21 percent above the prior year quarter. The year-over-year base revenue growth was impacted by increased land-based drilling activity in the United States and a favorable customer mix in the U.S. offshore market, which led to higher synthetic fluid sales. Additionally, increased customer spending and new contract awards in Latin America, primarily Mexico, and Europe/Africa, including the FSU and West Africa, contributed to the revenue growth over the prior year period. On a sequential quarter basis, revenue declines associated with a seven percent reduction in U.S. offshore drilling activity were more than offset by higher fluid sales volumes in Latin America and Canada.

      Smith Bits reported revenues of $104.5 million, an increase of 33 percent over the prior year quarter and an eight percent improvement from the second quarter of 2003. The revenue improvement on both a year-over-year and sequential quarter basis was largely driven by increased demand for three-cone and diamond drill bits in the United States and Canada, associated with the significant recovery in land-based drilling. To a lesser extent, continued international expansion of the Neyrfor operations and improved North American drill bit pricing also contributed to the increase.

      Smith Services' revenues totaled $103.1 million, two percent higher on a year-over-year basis and relatively consistent with amounts reported in the second quarter of 2003. Excluding U.S. drill pipe orders, which declined 70 percent from the prior year quarter, Smith Services' revenues increased eight percent. The revenue growth from the prior year quarter was reported in North America and the Middle East influenced by strong demand for remedial product and service lines, including the recently introduced RHINO(R) Reamer. On a sequential quarter basis, increased customer spending for remedial products and services in the Middle East and for completion services in North America was largely offset by a decline in U.S. drill pipe orders.

      Wilson reported revenues of $237.4 million, eight percent above the prior year period and nine percent higher sequentially. Energy sector revenues grew 19 percent over the third quarter of 2002 driven by the higher level of North American drilling and completion activity. The overall revenue growth was masked by the decline in industrial and downstream sales volumes, largely related to spending reductions in the U.S. refining and petrochemical customer base. On a sequential quarter basis, revenue improvements were reported in both the energy and industrial sectors of Wilson. The majority of the increase was reported in the energy branch operations, attributable to the impact of higher North American activity levels. Industrial and downstream revenues rose five percent sequentially, benefiting from shipments related to a large engineering and construction project.

      Commenting on the results, Chairman and CEO, Doug Rock stated, "We're pleased with our third quarter results, especially the earnings growth generated in what has largely been a land-based rig recovery. We're also encouraged by the continued improvement in our Distribution segment, which turned profitable on the operating income line this quarter. Looking forward, we expect our business will continue to grow in non-U.S. markets, which currently account for two-thirds of our Oilfield segment revenues."

      Loren Carroll, Executive Vice President, also noted that, "Our year-over-year revenue increase in the U.S. offshore region and certain growth areas, such as Mexico and the FSU, was somewhat overshadowed by the magnitude of the recovery in the North American natural gas-focused markets. Additionally, improved working capital management, along with the more moderate pace of the drilling rebound, has enabled us to finance over $300 million of combined investment in working capital, capital spending and acquisitions while still reducing debt. Our debt-to-total-capitalization currently stands at 26 percent, one of the lowest in the industry."

      Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets through its four principal business units - M-I, Smith Bits, Smith Services and Wilson.

      Unaudited financial highlights follow:

                            SMITH INTERNATIONAL, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (Unaudited)

                                                                   Three Months Ended            Nine Months Ended
                                                                      September 30,                 September 30,
                                                               ------------------------       -------------------------
                                                                   2003          2002             2003        2002
-----------------------------------------------------------------------------------------------------------------------
Revenues                                                       $  924,792    $  777,232       $ 2,611,286  $2,405,647
-----------------------------------------------------------------------------------------------------------------------

Costs and expenses:
    Costs of revenues                                             646,390       559,507         1,832,631   1,710,165
    Selling expenses                                              150,411       128,265           430,378     387,077
    General and administrative expenses                            39,183        34,517           116,898     105,134
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        Total costs and expenses                                  835,984       722,289         2,379,907   2,202,376
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Operating income                                                   88,808        54,943           231,379     203,271

Interest expense                                                   10,198         9,911            31,372      30,899
Interest income                                                      (534)        (612)            (1,636)    (1,692)
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Income before income taxes, minority interests and
  cumulative effect of change in accounting principle              79,144        45,644           201,643     174,064

Income tax provision                                               25,524        14,542            64,678      53,493

Minority interests                                                 18,616        11,312            50,346      45,129
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Income before cumulative effect of change in
    accounting principle                                           35,004        19,790            86,619      75,442

Cumulative effect of change in accounting principle                     -             -            (1,154)          -
-----------------------------------------------------------------------------------------------------------------------

Net income                                                     $   35,004    $   19,790       $    85,465  $   75,442
=======================================================================================================================

Earnings per share before cumulative effect of change in
  accounting principle:
    Basic                                                      $     0.35    $     0.20       $      0.87  $     0.76
=======================================================================================================================
    Diluted                                                    $     0.35    $     0.20       $      0.86  $     0.75
=======================================================================================================================

Earnings per share after cumulative effect of change in
  accounting principle:
    Basic                                                      $     0.35    $     0.20       $      0.86  $     0.76
=======================================================================================================================
    Diluted                                                    $     0.35    $     0.20       $      0.85  $     0.75
=======================================================================================================================

Weighted average shares outstanding:
    Basic                                                         100,095        99,002           99,702       98,929
=======================================================================================================================
    Diluted                                                       101,093       100,069          100,774      100,068
=======================================================================================================================

                            SMITH INTERNATIONAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                       September 30,        December 31,
                                                                           2003                 2002
-----------------------------------------------------------------------------------------------------------
                                                                       (Unaudited)
Current Assets:
    Cash and cash equivalents                                          $    44,388          $    86,750
    Receivables, net                                                       761,944              633,918
    Inventories, net                                                       732,220              634,488
    Other current assets                                                    84,022               71,758
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        Total current assets                                             1,622,574            1,426,914
-----------------------------------------------------------------------------------------------------------

Property, Plant and Equipment, net                                         523,226              519,220

Goodwill and Other Assets                                                  878,144              803,411
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        Total Assets                                                   $ 3,023,944          $ 2,749,545
===========================================================================================================

Current Liabilities:
    Short-term borrowings                                              $    91,270          $   159,692
    Accounts payable                                                       302,302              256,069
    Other current liabilities                                              213,699              179,335
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        Total current liabilities                                          607,271              595,096
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Long-Term Debt                                                             518,336              441,967

Other Long-Term Liabilities                                                141,003              131,690

Minority Interests                                                         573,072              517,257

Stockholders' Equity                                                     1,184,262            1,063,535
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        Total Liabilities and Stockholders' Equity                     $ 3,023,944          $ 2,749,545
===========================================================================================================

                            SMITH INTERNATIONAL, INC.
                               SUPPLEMENTARY DATA
                                 (In thousands)
                                   (Unaudited)

                                                             Three Months Ended September 30,    Nine Months Ended September 30,
                                                             --------------------------------    ------------------------------
                                                                    2003           2002             2003              2002
-------------------------------------------------------------------------------------------------------------------------------
SEGMENT DATA

REVENUES:
    M-I                                                          $ 479,724      $ 376,785        $1,356,399        $ 1,175,083
    Smith Bits                                                     104,505         78,853           293,250            245,477
    Smith Services                                                 103,144        101,395           300,405            313,001
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        Oilfield Products and Services                             687,373        557,033         1,950,054          1,733,561
    Wilson                                                         237,419        220,199           661,232            672,086
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           Total                                                 $ 924,792      $ 777,232        $2,611,286        $ 2,405,647
===============================================================================================================================

OPERATING INCOME:
    Oilfield Products and Services                               $  90,318      $  57,268        $  240,841        $   209,583
    Distribution                                                       229           (705)           (4,348)            (1,518)
    General corporate                                               (1,739)        (1,620)           (5,114)            (4,794)
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           Total                                                 $  88,808      $  54,943        $  231,379        $   203,271
===============================================================================================================================

OTHER DATA

OPERATING INCOME(a):
    Smith ownership interest                                     $  63,891      $  40,013        $  164,968        $   147,862
    Minority partner ownership interest                             24,917         14,930            66,411             55,409
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           Total                                                 $  88,808      $  54,943        $  231,379        $   203,271
===============================================================================================================================

DEPRECIATION AND AMORTIZATION(a):
    Smith ownership interest                                     $  19,898      $  18,010        $   58,925        $    52,194
    Minority partner ownership interest                              5,529          4,704            16,443             13,720
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           Total                                                 $  25,427      $  22,714        $   75,368        $    65,914
===============================================================================================================================

CAPITAL SPENDING(a) (b):
    Smith ownership interest                                     $  18,389      $  13,061        $   51,925        $    50,867
    Minority partner ownership interest                              5,797          4,483            18,132             17,307
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           Total                                                 $  24,186      $  17,544        $   70,057        $    68,174
===============================================================================================================================

NOTE (a):
The Company derives a significant portion of its revenues and earnings from M-I and other joint venture operations. Consolidated operating income, depreciation and amortization and capital spending amounts have been broken out between the Company's portion and the minority partners' portion in order to aid in analyzing the Company's financial results.

NOTE (b):
Capital spending is reported gross and not reduced for the proceeds arising on lost-in-hole sales or sales of fixed asset equipment replaced. Total net capital spending was approximately $52.8 million and $53.3 million for the nine months ended September 30, 2003 and 2002, respectively.